Exhibit 99.1

Press Release

Rockwell Medical Announces Iron Delivery Drug SFP Meets

Primary Endpoint in PRIME Clinical Study Demonstrating

Statistically Significant 37% Reduction in ESA Dose

- Unique iron drug maintains hemoglobin while greatly decreasing need for ESA -

WIXOM, MICHIGAN, February 4, 2013 – Rockwell Medical (NASDAQ: RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, announced successful topline results from the PRIME clinical study of Soluble Ferric Pyrophosphate (SFP), its investigational iron-delivery drug currently in Phase 3 clinical studies for the treatment of iron deficiency in hemodialysis patients. The PRIME study demonstrated that regular administration of SFP-iron via dialysate reduced the usage of erythropoietin stimulating agents (ESAs) during hemodialysis by 37.1% while maintaining iron balance and maximizing iron delivery.

Study Design

The PRIME study was a nine-month, prospective, randomized, placebo-controlled, double-blinded, multi-center study in United States that randomized 108 patients equally to dialysate containing SFP-iron versus conventional dialysate. A total of 103 patients received blinded study drug (52 SFP, 51 Placebo; modified ITT population). In each group, 11 subjects discontinued prematurely. Discontinuations due to adverse events were 2 in SFP and 3 in placebo. The reasons for the remaining discontinuations were similar between treatment groups. The baseline hemoglobin was similar in both groups (10.9 g/dL SFP and 11.1 g/dL placebo). In all study patients, ESA doses were titrated to maintain hemoglobin in a target range of 9.5 to 11.5 g/dL according to an algorithm managed by an independent centralized anemia management group. At the end of treatment, the hemoglobin value in the SFP group was 10.5 g/dL and 10.4 g/dL in the placebo group. Intravenous (IV) iron was administered as needed to treat iron deficiency.

Primary Endpoint

The primary objective of the study was to determine whether regular administration of SFP via dialysate reduced the requirement for ESA dose by maintaining iron balance and optimizing iron delivery. The primary endpoint was the percent change in ESA dose from baseline to end of treatment (final two weeks of treatment period). Baseline ESA dose was similar between SFP (9448 U/wk) and placebo (9049 U/wk). In the modified ITT population, at the end of the study, ESA dose in the SFP arm was 10557 U/wk and placebo was 13345 U/wk. After adjusting for differences in baseline hemoglobin, the SFP arm required 37.1% less ESA dose compared to placebo. The difference between the two groups was statistically significant (p=0.034). The ESA sparing effect from SFP was observed without an increase in serum ferritin or transferrin saturation. A total of 32 patients received rescue IV iron, 20 in placebo and 12 in SFP. Further analysis of the complete data set is ongoing and the Company plans to submit PRIME data results for presentation at a major medical meeting later in 2013.

Dr. Raymond Pratt, Chief Medical Officer of Rockwell Medical stated, “We are very excited about the results of this well-run study. The 11µg/dL SFP dose delivered sufficient iron without increasing iron stores while greatly reducing ESA dose. The safety profile of SFP was similar to placebo and was well tolerated. In this study, a 37% higher ESA dose was needed in the placebo arm to maintain hemoglobin compared to the SFP arm, but in the Phase 3 CRUISE efficacy studies the ESA dose is kept constant, unable to be titrated, over the 12-month study period. The PRIME results support our belief that SFP will demonstrate efficacy in the Phase 3 CRUISE clinical studies by maintaining hemoglobin in the SFP arm while hemoglobin decreases in the placebo arm.”

Mr. Robert L. Chioini, Chairman, CEO and President of Rockwell stated, “We are extremely pleased with the results of the PRIME study. We believe that SFP’s unique ability to treat iron deficiency while dramatically reducing the need for ESA, without increasing iron stores, strengthens SFP’s potential to become the market leading iron therapy treatment for CKD-HD patients. SFP’s ability to substantially reduce ESA use in the treatment of anemia should translate into significant cost savings in dialysis care while potentially lowering the serious risks associated with the dosing of ESAs. We sincerely thank the study investigators and coordinators, and our clinical team for a well-conducted PRIME study, and we look forward to the upcoming efficacy results from the Phase 3 CRUISE studies, which are expected to read-out in the 2nd-half of this year.”

About SFP

SFP is a unique iron compound that is delivered to the hemodialysis patient via dialysate, replacing the 5-7mg of iron lost during a dialysis treatment. SFP is introduced into the sodium bicarbonate concentrate that subsequently is mixed into dialysate. Once in the dialysate, SFP crosses the dialyzer membrane and enters the bloodstream where it immediately binds to apo-transferrin and is taken to the bone marrow. SFP mimics the way dietary iron is handled in the human body. In completed clinical trials to date, SFP has demonstrated that it can safely deliver iron and maintain hemoglobin levels, while decreasing ESA use without any increase in iron stores.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis.

Rockwell’s lead drug candidate in late-stage clinical development is for the treatment of iron deficiency and is called Soluble Ferric Pyrophosphate (SFP). SFP delivers iron to the bone marrow of dialysis patients in a non-invasive, physiologic manner via dialysate during their regular dialysis treatment. In order to prevent or treat anemia, sufficient availability of iron and erythropoietin must be present in the bone marrow to generate healthy red blood cells. In completed clinical trials to date, SFP has demonstrated that it can safely deliver iron to the bone marrow. SFP is currently in ongoing Phase 3 clinical studies (CRUISE-1 and CRUISE-2) to address an estimated $600M U.S. and $1B global market.

Rockwell is also preparing to launch a FDA approved generic drug called Calcitriol. Calcitriol is active vitamin D injection and indicated for the treatment of secondary hyperparathyroidism in dialysis patients. Rockwell intends to enter the vitamin D market in 2013, addressing an estimated $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. These products are used to maintain human life, by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell’s has three manufacturing and distribution facilities in the United States and its operating infrastructure is a ready-made sales and distribution channel that is able to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP upon FDA market approval.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP’s unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to launch Calcitriol and SFP following FDA approval. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Michael Rice, Investor Relations; 646-597-6979

David Connolly, Media Contact; 617-374-8800